Exhibit 10.1

MUTUAL TERMINATION AND RELEASE AGREEMENT

This MUTUAL TERMINATION AND RELEASE AGREEMENT (this “Agreement”), dated as of November 29, 2012, by and between Presidio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), BioCryst Pharmaceuticals, Inc., a Delaware corporation (“Parent”), S Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), 667, L.P., a Delaware limited partnership (“667”), Baker Bros. Investments II, L.P., a Delaware limited partnership (“BB Investments”), Baker Brothers Life Sciences, L.P., a Delaware limited partnership (“BB Life Sciences”), 14159, L.P., a Delaware limited partnership (“14159”), Bay City Capital Fund IV, L.P., a Delaware limited partnership (“Bay City”), Bay City Capital Fund IV Co-Investment Fund, L.P., a Delaware limited partnership (“Bay City Co-Investment”), Ventures West 8 Limited Partnership, an Ontario limited partnership (“Ventures West”), New Leaf Ventures II, L.P., a Delaware limited partnership (“New Leaf”), and Panorama Capital, L.P., a Delaware limited partnership (“Panorama” and, together with 667, BB Investments, BB Life Sciences, 14159, Bay City, Bay City Co-Investment, Ventures West and New Leaf, the “Investors”). The Company, Parent, Merger Sub, and the Investors are collectively referred to as the “Parties.” Capitalized terms used but not defined herein have the meaning given to them in the Merger Agreement (which term is defined below).

WHEREAS, the Company, Parent, Merger Sub and Shareholder Representative Services, LLC, a Colorado limited liability company, entered into that certain Merger Agreement, dated as of October 17, 2012 (the “Merger Agreement”), pursuant to which Merger Sub was to be merged with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, simultaneously with the execution of the Merger Agreement, Parent and the Investors entered into an Investor Financing Agreement, dated as of October 17, 2012 (the “Investor Financing Agreement”), whereby the Investors agreed, subject to the terms and conditions therein, to contribute $25,000,000 in cash to Parent in exchange for common stock, par value $0.01 per share, of Parent (the “Investor Financing”), and into a Side Agreement to Investor Financing Agreement of even date (the “Side Agreement”);

WHEREAS, simultaneously with, and as a condition and inducement to Parent entering into the Merger Agreement and the Investor Financing Agreement, the Company, Parent, the Investors and certain other stockholders of the Company entered into a Voting and Post-Closing Lock-Up Agreement, dated as of October 17, 2012 (the “Voting Agreement” and together with the Merger Agreement, the Investor Financing Agreement and the Side Agreement, the “Transaction Agreements”);

WHEREAS, pursuant to Section 8.1(a) of the Merger Agreement, the Company and Parent have agreed to terminate the Merger Agreement and abandon the Merger;

WHEREAS, pursuant to Section 5.04(a) or Section 5.04(b) of the Investor Financing Agreement, Parent and the Investors have agreed to terminate the Investor Financing Agreement and abandon the Investor Financing; and

WHEREAS, the Parties have determined to release each other from certain claims, obligations and liabilities arising from, in connection with, or relating to, the Transaction Agreements, in each case on the terms and subject to the conditions and limitations set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

TERMINATION

Section 1.1. Termination of Merger Agreement and Voting Agreement. Effective as of the execution of this Agreement, pursuant to Section 8.1(a) of the Merger Agreement, without further action of any Party hereto or thereto, the Merger Agreement is hereby terminated in its entirety, is null and void, and is of no further force and effect, including, without limitation, those provisions of the Merger Agreement which by their terms would otherwise survive termination of the Merger Agreement, and there shall be no liability or obligation on the part of any Party or Released Person (as defined below), except that the Confidentiality Agreement, dated February 26, 2012, between the Company and Parent (the “Confidentiality Agreement”) will survive the termination of the Merger Agreement and the execution and delivery of this Agreement by each of the Parties. The termination of the Merger Agreement is irrevocable. Upon the termination of the Merger Agreement, the Voting Agreement shall, pursuant to Section 5.1 thereof, automatically terminate in accordance with its terms; provided, further, that any provisions of the Voting Agreement which by their terms would otherwise survive termination of the Voting Agreement shall also terminate, and be null and void, and have no further force or effect.

Section 1.2. Termination of Investor Financing Agreement and Side Agreement. Effective as of the execution of this Agreement, pursuant to Section 5.04(a) of the Investor Financing Agreement, if this Agreement is executed by all of the Investors, or otherwise pursuant to Section 5.04(b) of the Investor Financing Agreement, without further action of any Party hereto or thereto, the Investor Financing Agreement is hereby terminated in its entirety, is null and void, and is of no further force and effect, including, without limitation, those provisions of the Investor Financing Agreement which by their terms would otherwise survive termination of the Investor Financing Agreement, and there shall be no liability or obligation on the part of any Party or Released Person (as defined below), except that the Confidentiality Agreement, dated February 26, 2012, between the Company and Parent (the “Confidentiality Agreement”) will survive the termination of the Investor Financing Agreement and the execution and delivery of this Agreement by each of the Parties. The termination of the Investor Financing Agreement is irrevocable. Upon termination of the Investor Financing Agreement, the Parent, the Company and the Investors agree to terminate the Side Agreement in its entirety pursuant to Section 3.7 thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of the Company. The Company hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, Merger Sub and the Investors, is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 2.2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by such Party and, assuming this Agreement constitutes the valid and binding agreement of the Company and the Investors, this Agreement is the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

Section 2.3. Representations and Warranties of the Investors. Each of the Investors hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by such Investor and, assuming this Agreement constitutes the valid and binding agreement of the Company, Parent and Merger Sub, this Agreement is the valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms.

ARTICLE III

RELEASES AND COVENANT NOT TO SUE

Section 3.1. Company Release. Effective as of the execution of this Agreement, the Company, for itself and, to the maximum extent permitted by law, on behalf of its former, current or future officers, directors, agents, representatives, managing directors, partners, managers, principals, members, parents, Subsidiaries, Affiliates, employees, predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity, security holders of any said person or entity, and any other person claiming (now or in the future) through or on behalf of any of said entities (“Company Releasing Parties”), hereby unequivocally, fully and irrevocably releases and discharges Parent and Merger Sub, their parents, Subsidiaries and Affiliates and their respective former, current or future officers, directors, managing directors, partners, managers, principals, members, parents, Subsidiaries, Affiliates, employees and attorneys and other advisors and agents (including, without limitation, financial and legal advisors), predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity (collectively, “Parent Released Persons”), from any and all past, present, direct, indirect and/or derivative liabilities, claims, rights, actions, causes of action, counts, obligations, sums of money due, attorneys’ fees, suits, debts, covenants, agreements, promises, demands, damages and charges of whatever kind or nature, known or unknown, in law or in equity, asserted or that could have been asserted, under federal or state statute, or common law or the laws of any other relevant jurisdiction, arising from or out of, based upon, in connection with or otherwise relating in any way to any of the Transaction Agreements, and including, without limitation, any acts, omissions, disclosure or communications related to any of the Transaction Agreements or the transactions contemplated thereby (the “Company Released Claims”); provided that, for the avoidance of doubt, nothing contained in this Agreement shall be deemed to release any party hereto from its obligations under this Agreement, the Confidentiality Agreement or any agreement among any of the Parties hereto entered into subsequent to the execution this Agreement, or the transactions contemplated hereby or thereby. For purposes of this Agreement, “Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under direct or indirect common control with such person.

Section 3.2. Parent and Merger Sub Releases. Effective as of the execution of this Agreement, each of Parent and Merger Sub, for themselves and, to the maximum extent permitted by law, on behalf of their former, current or future respective officers, directors, agents, representatives, managing directors, partners, managers, principals, members, parents, Subsidiaries, Affiliates, employees, predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity, security holders of any said person or entity and any other person claiming (now or in the future) through or on behalf of any of said entities (“Parent Releasing Parties”), hereby unequivocally, fully and irrevocably releases and discharges (x) the Company, its Subsidiaries and Affiliates and their respective former, current or future officers, directors, managing directors, partners, managers, principals, members, parents, Subsidiaries, Affiliates, employees and attorneys and other advisors and agents (including, without limitation, financial and legal advisors), predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity (collectively, “Company Released Persons”), and (y) each of the Investors, their Subsidiaries and Affiliates and their respective former, current or future officers, directors, managing directors, partners, managers, principals, members, parents, Subsidiaries, Affiliates, employees and attorneys and other advisors and agents (including, without limitation, financial and legal advisors), predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity (collectively, “Investor Released Persons,” and together with the Company Released Persons and Parent Released Persons the “Released Persons”), from any and all past, present, direct, indirect and/or derivative liabilities, claims, rights, actions, causes of action, counts, obligations, sums of money due, attorneys’ fees, suits, debts, covenants, agreements, promises, demands, damages and charges of whatever kind or nature, known or unknown, in law or in equity, asserted or that could have been asserted, under federal or state statute, or common law or the laws of any other relevant jurisdiction, arising from or out of, based upon, in connection with or otherwise relating in any way to any of the Transaction Agreements, and including, without limitation, any acts, omissions, disclosure or communications related to any of the Transaction Agreements or the transactions contemplated thereby (the “Parent Released Claims”); provided that, for the avoidance of doubt, nothing contained in this Agreement shall be deemed to release any party hereto from its obligations under this Agreement, the Confidentiality Agreement or any agreement among any of the Parties hereto entered into subsequent to the execution this Agreement, or the transactions contemplated hereby or thereby.

Section 3.3. Investor Releases. Effective as of the execution of this Agreement, each of the Investors, for themselves and, to the maximum extent permitted by law, on behalf of their former, current or future respective officers, directors, agents, representatives, managing directors, partners, managers, principals, members, parents, Subsidiaries, Affiliates, employees, predecessor entities, heirs, executors, administrators, successors and assigns of any said person or entity, security holders of any said person or entity and any other person claiming (now or in the future) through or on behalf of any of said entities (“Investor Releasing Parties”), hereby unequivocally, fully and irrevocably release and discharge, the Parent Released Persons, from any and all past, present, direct, indirect and/or derivative liabilities, claims, rights, actions, causes of action, counts, obligations, sums of money due, attorneys’ fees, suits, debts, covenants, agreements, promises, demands, damages and charges of whatever kind or nature, known or unknown, in law or in equity, asserted or that could have been asserted, under federal or state statute, or common law or the laws of any other relevant jurisdiction, arising from or out of, based upon, in connection with or otherwise relating in any way to any of the Transaction Agreements, and including, without limitation, any acts, omissions, disclosure or communications related to any of the Transaction Agreements or the transactions contemplated thereby, (the “Investor Released Claims,” and together with the Company Released Claims and the Parent Released Claims, the “Released Claims); provided that, for the avoidance of doubt, nothing contained in this Agreement shall be deemed to release any party hereto from its obligations under this Agreement or any agreement among any of the Parties hereto entered into subsequent to the execution this Agreement, or the transactions contemplated hereby or thereby.

Section 3.4. Scope of Release and Discharge.

(a) The Parties, on behalf of the respective Releasing Parties, acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know, anticipate or believe to be true related to or concerning the Released Claims. The Parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a Party or Parties. It is nonetheless the intent of the Parties to give a full, complete and final release and discharge of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact. To that end, with respect to the Released Claims only, the Parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, under which a general release does not extend to claims which the Parties do not know or suspect to exist in their favor at the time of executing the release, which if known by the Parties might have affected the Parties’ negotiation of this Agreement. With respect to the Released Claims only, the Parties expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of §1542 of the California Civil Code, or any New York or other state’s counterpart thereto, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(b) The Parties acknowledge and agree that the inclusion of this Section 3.4 was separately bargained for and is a key element of this Agreement.

Section 3.5. Covenant Not to Sue. Effective as of the execution of this Agreement, each of the Parties covenants, on behalf of itself and the Company Releasing Parties, in the case of the Company, the Parent Releasing Parties, in the case of Parent and Merger Sub, or the Investor Releasing Parties, in the case of the Investors, not to bring any Released Claim before any court, arbitrator, or other tribunal in any jurisdiction, whether as a claim, a cross claim, or counterclaim. Any Released Person may plead this Agreement as a complete bar to any Released Claim brought in derogation of this covenant not to sue.

Section 3.6. Accord and Satisfaction. Effective as of the execution of this Agreement, this Agreement and the releases reflected in this Agreement shall be effective as a full, final and irrevocable accord and satisfaction and release of all of the Released Claims.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Miscellaneous. Other than with respect to clause (a) of Section 11.1 and Sections 11.2, 11.4, 11.7, 11.8, 11.10 and 11.14 of the Merger Agreement, Article 11 of the Merger Agreement is incorporated herein by reference and (excluding such specified sections thereof) shall apply mutatis mutandis to this Agreement as if set forth herein, and any references to “the Agreement” or “this Agreement” in such Article 11 shall be deemed, for purposes of this Agreement, to constitute references to this Agreement.

Section 4.2. Non-Disparagement. Other than as a Party may determine is necessary to respond to any legal or regulatory process or proceeding or to give appropriate testimony or file any necessary documents in any legal or regulatory proceeding or as may be required by law, each Party to this Agreement shall use all reasonable efforts not to make any public statements or any private statements that disparage, denigrate or malign the other Parties or the Released Persons concerning the subject matter of this Agreement, any of the Transaction Agreements or the business or practices of the other Parties hereto, and the Company Released Persons and the Investor Released Persons shall use all reasonable efforts not to make any public statements or private statements characterizing the impact, if any, on Parent of the events or effects referred to by the Company in its letter to Parent dated as of November 21, 2012.

Section 4.3. Admission. This Agreement does not and shall not constitute an admission of liability by any of the Parties, nor an admission that any event or effect did or did not occur, or that any representation given by any Party in any Transaction Agreement had become untrue or that any condition to any Party’s obligation to complete the Merger or the Investor Financing had become or would reasonably be expected to become not satisfied or unable to be satisfied.

Section 4.4. Notices. All notices, requests claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt in the case of in-person delivery, or upon confirmation (on a Business Day, or if received on a day that is not a Business Day, as of the next Business Day, of facsimile delivery or delivery by mail or overnight service)) by delivery in person, by facsimile (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) as follows:

(a)	if to Parent, to the address set forth under the heading “To Parent” in Section 11.2 of the Merger Agreement.

with a copy to (which shall not constitute notice to Parent):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019-6150

Attention:	Mark Gordon
Email:	mgordon@wlrk.com
Facsimile:	(212) 403-2000

(b)	if to the Company, to the address set forth under the heading “To the Company (prior to the Closing)” in Section 11.2 of the Merger Agreement.

with a copy to (which shall not constitute notice to the Company):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention:	Mark Weeks
Facsimile:	(650) 618-2034

(c)	if to any of the Investors, to the address set forth for such Investor on Schedule I of the Investor Financing Agreement.

with a copy to (which shall not constitute notice to such Investor):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention:	Mark Weeks
Facsimile:	(650) 618-2034

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 4.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior (but not subsequent) agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter of this Agreement and thereof; provided, however, that the obligations of the Parties set forth in the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. Each Party hereto acknowledges and agrees that each of the non-party Released Persons are express third party beneficiaries of the releases of such non-party Released Persons contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 and covenants not to sue contained in Section 3.7 of this Agreement and are entitled to enforce rights under such sections to the same extent that such non-party Released Persons could enforce such rights if they were a Party to this Agreement. Except as provided in the preceding sentence, there are no third party beneficiaries to this Agreement, and this Agreement is not otherwise intended to and shall not otherwise confer upon any Person other than the Parties any rights or remedies in this Agreement.

Section 4.6. Representation by Counsel; Mutual Drafting. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 4.7. Specific Performance. It is understood and agreed by the Parties that a breach of this Agreement would cause actual, immediate and irreparable injury for which there would be no adequate remedy at law and money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party therefore shall be entitled, in addition to any other remedy available thereto under this Agreement, at law or in equity, to specific performance and injunctive or other equitable relief as a remedy of any such breach.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ Jon P. Stonehouse
Name:	Jon P. Stonehouse
Title:	President & Chief Executive Officer

S SUB, INC.

By:	/s/ Alane Barnes
Name:	Alane Barnes
Title:	Co-President and Secretary

PRESIDIO PHARMACEUTICALS, INC.

By:	/s/ H. Daniel Perez
Name:	H. Daniel Perez
Title:	Chief Executive Officer

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

BAKER BROS. INVESTMENTS II, L.P.

By:	BAKER BROS. ADVISORS, LLC,
Management Company and Investment
Adviser to BAKER BROS.
INVESTMENTS II, L.P., pursuant to
authority granted by Baker Bros. Capital, L.P., general partner to BAKER BROS.

INVESTMENTS II, L.P., and not as the
general partner

By:	/s/ Scott Lessing
Name:	Scott Lessing
Title:	President

BAKER BROTHERS LIFE SCIENCES, L.P.

By:	BAKER BROS. ADVISORS, LLC, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life

14159, L.P.

By:	BAKER BROS. ADVISORS, LLC,
management company and investment
adviser to 14159, L.P., pursuant to
authority granted to it by 14159 Capital,
L.P., general partner to 14159, L.P., and not as the general partner

By:	/s/ Scott Lessing
Name:	Scott Lessing
Title:	President

667, L.P.

By:	BAKER BROS. ADVISORS, LLC, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner

By:	/s/ Scott Lessing
Name:	Scott Lessing
Title:	President

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

BAY CITY CAPITAL FUND IV, L.P.

By:	Bay City Capital Management IV, LLC,
its general partner
By:	Bay City Capital LLC,
its Manager

By:	/s/ Fred Craves
Name:	Fred Craves
Title:	Manager and Managing Director

BAY CITY CAPITAL FUND IV CO-INVESTMENT FUND, L.P.

By:	Bay City Capital Management IV, LLC,
its general partner
By:	Bay City Capital LLC,
its Manager

By:	/s/ Fred Craves
Name:	Fred Craves
Title:	Manager and Managing Director

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

VENTURES WEST 8 LIMITED PARTNERSHIP

By:	Ventures West 8 Management Ltd.
its general partner

By:	/s/ Ken Galbraith
Name:	Ken Galbraith
Title:	General Partner

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

NEW LEAF VENTURES II, L.P.

By:	New Leaf Venture Associates II, L.P.
its General Partner
By:	New Leaf Venture Management II, L.L.C.
its General Partner

By:	/s/ Srinivas Akkaraju
Name:	Srinivas Akkaraju
Title:	Managing Director

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

PANORAMA CAPITAL, L.P.

By:	Panorama Capital management, LLC,
its General Partner

By:	/s/ Rod Ferguson
Name:	Rod Ferguson, J.D., Ph.D.
Title:	Managing Director